UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 20, 2007
Date of Report (Date of earliest event reported)

Millennium Cell Inc.
(Exact name of Registrant as specified in its charter)

Delaware	000-31083	22-3726792
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1 Industrial Way West
Eatontown, New Jersey 07724
(Address of principal executive offices)

(732) 542-4000
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On September 20, 2007, the Company’s Board of Directors (the “Board”) established an advisory board (the “Advisory Board”) to assist the Board of Directors and senior management of Millennium Cell Inc. (the “Company”) in promoting the Company’s products and technology to the appropriate government and military agencies and prime military contractors with the objective of enhancing the use of those products and the widespread adoption of the technology in a wide range of targeted applications.

On that date, the Company’s Board authorized the Company’s entry into consulting agreements with each of (i) Llewellyn J. “Bud” Evans, Jr., a member of the Company’s Board of Directors (the “Chairman Consulting Agreement”) and (ii) the following individuals (collectively, the “Members”): Charles Roadman II, Dr. Jacques Gansler, Joseph Austin, and Ronald Blanck (the “Consulting Agreement”). Pursuant to the Chairman Consulting Agreement, Mr. Evans agreed to serve as the Chairman of the Advisory Board, and pursuant to the Consulting Agreements, each of the Members agreed to serve as members of the Advisory Board, until December 31, 2007, and for successive one year periods thereafter until any such relationship is terminated by either party.

Pursuant to the Chairman Consulting Agreement, the Company agreed to pay or award to Mr. Evans for each full year during which he serves as a consultant, pro rated for 2007 and for any other period of less then a full year, the following: an honorarium of $7,500, a fee of $1,000 for each meeting Mr. Evans attends, and options to purchase 75,000 shares of the Company’s common stock.

Pursuant to each of the Consulting Agreements, the Company agreed to pay or award to each Member for each full year during which he serves as a consultant, pro rated for 2007 and for any other period of less then a full year, the following: an honorarium of $6,000, a fee of $1,000 for each meeting a Member attends, and options to purchase 75,000 shares of the Company’s common stock.

Pursuant to the Chairman Consulting Agreement and the Consulting Agreements, respectively, the Company has paid or awarded for the remainder of 2007 to (i) Mr. Evans, an honorarium of $2,500, a meeting fee of $1,000, and options to purchase 25,000 shares of its common stock and (ii) each of the Members, an honorarium of $2,000, a meeting fee of $1,000 and options to purchase 25,000 shares of its common stock.

The Company may terminate each of the Chairman Consulting Agreement and the Consulting Agreements at anytime for any reason, including, in the case of the Chairman Consulting Agreement, a finding by the Board that Mr. Evans’ relationship with the Company under the such agreement shall cause him to no longer be an “independent director” as defined under Nasdaq Marketplace Rule 4200(a)(15).

As stated above, Mr. Evans is a member of the Board. None of the Members has any material relationship with the Company or its affiliates other than in respect of the Consulting Agreements.

The foregoing summary of the Chairman Consulting Agreement and the Consulting Agreements is qualified in its entirety by the full text of (i) the Chairman Consulting Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.1 and (ii) the Consulting Agreements, a form of which is attached to this Current Report on Form 8-K as Exhibit 10.2, both of which are incorporated herein by reference.

Item 5.02.    Compensatory Arrangements of Certain Officers

On September 28, 2007, the Company entered into a retention agreement with its Chief Financial Officer, John D. Giolli (the “Retention Agreement”). The Retention agreement provides that the Company shall pay to Mr. Giolli a lump sum payment equal to $163,400 (the “Retention Payment”) payable as of the date of such agreement in addition to any other compensation and benefits that were previously available to him in connection with his employment with the Company.

The Retention Agreement also provides that if Mr. Giolli’s employment is terminated by the Company for Cause (as defined in the Retention Agreement) or by Mr. Giolli without Good Reason (as defined in the Retention Agreement), then (i) if such termination occurs on or prior to January 31, 2008, Mr. Giolli must refund the entire Retention Payment to the Company, and (ii) if such termination occurs any time on or after February 1, 2008, and on or before May 31, 2008, Mr. Giolli must refund 50% of the Retention Payment to the Company.

The Retention Agreement further provides that if at any time prior to June 1, 2008, the Company terminates Mr. Giolli’s employment with the Company without Cause or Mr. Giolli terminates his employment with the Company for Good Reason, the Company will pay Mr. Giolli a lump sum cash payment in an amount equal to $80,500, provided that the Company and Mr. Giolli execute and deliver to each other mutual releases in a form prescribed by the Company.

To avoid the imposition of accelerated or additional taxes under Section 409A of the Internal Revenue Code, the Retention Agreement provides that any payments that would have been made during the six month period following the date of termination are to be paid in a lump sum on the date that is six months following the date of termination.

The foregoing summary is qualified in its entirety by the full text of the Retention Agreement, which is attached to this Current Report on Form 8-K as Exhibit 10.3, and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)	Exhibits.

10.1	Advisory Board Chairman Consulting Agreement, between Millennium Cell Inc. and Llewellyn J. “Bud” Evans, Jr., dated as of September 20, 2007.

10.2	Form of Advisory Board Consulting Agreement, between Millennium Cell Inc. and each of the Members, dated as of September 20, 2007.

10.3	Retention Agreement, between Millennium Cell Inc. and John D. Giolli, dated as of September 28, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Millennium Cell Inc.

By:	/s/ John D. Giolli
Name: John D. Giolli, CPA
Title: Chief Financial Officer

Date: October 4, 2007

EXHIBIT INDEX

10.1	Advisory Board Chairman Consulting Agreement, between Millennium Cell Inc. and Llewellyn J. “Bud” Evans, Jr., dated as of September 20, 2007.

10.2	Form of Advisory Board Consulting Agreement, between Millennium Cell Inc. and each of the Members, dated as of September 20, 2007.

10.3	Retention Agreement, between Millennium Cell Inc. and John D. Giolli, dated as of September 28, 2007.